Exhibit 1

Announcement  |  Lisbon  |  5 January 2015

Material fact disclosed by Oi

Portugal Telecom, SGPS S.A. hereby informs on the material fact disclosed by Oi, S.A., regarding the disclosure of guidance for the EBITDA that Oi expects that its operations in Brazil will achieve in 2015, according to the company’s announcement attached hereto.

Portugal Telecom, SGPS, SA Avenida Fontes Pereira de Melo, 40 1069-300 Lisbon Portugal	Public company Share capital Euro 26,895,375 Registered in the Commercial Registry Office of Lisbon and Corporation no. 503 215 058	Portugal Telecom is listed on the Euronext and New York Stock Exchange. Information may be accessed on the Reuters under the symbols PTC.LS and PT and on Bloomberg under the symbol PTC PL.	Nuno Vieira Investor Relations Director nuno.t.vieira@telecom.pt Tel.: +351 21 500 1701 Fax: +351 21 500 0800

www.ptsgps.pt

Oi S.A.

Corporate Taxpayers’ Registry (CNPJ/MF) No. 76.535.764/0001-43

Board of Trade (NIRE) No. 33.300.29520-8

Publicly-Held Company

MATERIAL FACT

Oi S.A. (the “Company” or “Oi”, Bovespa: OIBR3, OIBR4; NYSE: OIBR, OIBR.C), in accordance with article 157, paragraph 4 of Law No. 6,404/76 (the “Brazilian Corporation Law”) and the Brazilian Securities and Exchange Commission (Comissão de Valores Mobiliários — CVM) Instruction No. 358/02, hereby discloses to its shareholders and the market in general guidance for the EBITDA that Oi expects that its operations in Brazil will achieve in 2015, based on assumptions that the Company believes are reasonable, which are subject to various factors, many of which neither are nor will be under the Company’s control:

Indicator	2015
Routine EBITDA* of Brazilian operations (in R$ billion)	Between 7.0 and 7.4

* Routine EBITDA excludes one-off gains and losses that cannot be predicted, such as asset disposals.

We calculated the guidance mentioned above using the following macroeconomic assumptions:

•                  Brazil GDP: 0.55% in 2015

•                  Inflation rate (IPCA): 6.5% in 2015

It is important to note that this guidance does not represent guidance with respect to the EBITDA expected to be achieved in 2015 by Oi on a consolidated basis. As announced in the Material Facts dated December 8 and 9, 2014, Oi has entered into a definitive agreement to sell its operating assets in Portugal and in Hungary. This sale is subject to a variety of conditions and Oi cannot provide guidance regarding when this disposition will close, if at all. As a result, Oi is unable to provide guidance with respect to the EBITDA that its operations in Portugal and Hungary will achieve in 2015 or the EBITDA that Oi will achieve on a consolidated basis in 2015.

Rio de Janeiro, January 5, 2015.

Oi S.A.

Bayard De Paoli Gontijo

Chief Execute and Financial Officer and Investor Relations Officer

Additional Information and Where to Find It:

This communication is not an offering document and does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval in any jurisdiction in which distribution of an offering document or such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of that jurisdiction.

This communication contains information with respect to the proposed merger of shares (incorporação de ações) between Telemar Participações S.A. (“TmarPart”) and Oi.

In connection with the proposed merger of shares between TmarPart and Oi, TmarPart plans to file with the SEC (1) a registration statement on Form F-4, containing a prospectus which will be mailed to shareholders of Oi (other than non-U.S. persons as defined in applicable rules of the SEC), and (2) other documents regarding the proposed merger of shares.

We urge investors and security holders to carefully read the relevant prospectus and other relevant materials when they become available as they will contain important information about the proposed merger of shares.

Investors and security holders will be able to obtain the documents filed with the SEC regarding the proposed mergers, when available, free of charge on the Commission’s website at www.sec.gov or from TmarPart or Oi.

Special Note Regarding Forward-Looking Statements:

This communication contains forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995 and Brazilian applicable regulation. Statements that are not historical facts, including statements regarding the beliefs and expectations of Oi, business strategies, future synergies and cost savings, future costs and future liquidity are forward-looking statements. The words “will,” “may,” “should,” “could,” “anticipates,” “intends,” “believes,” “estimates,” “expects,” “forecasts”, “plans,” “targets,” “goal” and similar expressions, as they relate to Oi or its management, are intended to identify forward-looking statements. There is no guarantee that the expected events, tendencies or expected results will actually occur. Such statements reflect the current views of Oi’s management and are subject to a number of risks and uncertainties. These statements are based on many assumptions and factors, including general economic and market conditions, industry conditions, corporate approvals, operational factors and other factors. Any changes in such assumptions or factors could cause actual results to differ materially from current expectations. All forward-looking statements attributable to Oi or its affiliates, or persons acting on their behalf, are expressly qualified in their entirety by the cautionary statements set forth in this paragraph. Undue reliance should not be placed on such statements. Forward-looking statements speak only as of the date they are made. Except as required under the Brazilian and U.S. federal securities laws and the rules and regulations of the CVM, the SEC or of regulatory authorities in other applicable jurisdictions, Oi and its affiliates do not have any intention or obligation to update or to publicly announce the results of any revisions to any of the forward-looking statements to reflect actual results, future events or developments, changes in assumptions or changes in other factors affecting the forward-looking statements. You are advised, however, to consult any further disclosures Oi makes on related subjects in reports and communications that Oi files with the SEC.